Exhibit 99.1

Coursera Announces Leadership Transition

•	Greg Hart appointed CEO and Member of the Board, effective February 3, 2025

•	Jeff Maggioncalda to retire as CEO

January 29, 2025, 4:10 PM Eastern Time

MOUNTAIN VIEW, Calif. (BUSINESS WIRE) – Coursera, Inc. (NYSE: COUR) today announced that Jeff Maggioncalda has decided to retire as President and Chief Executive Officer, and as a Member of the Board. Greg Hart has been named President and CEO, and Member of the Board, effective February 3, 2025.

Co-Founder and Chairman of the Board Andrew Ng said, “Greg is an exceptional and proven leader with over 25 years of experience in leading technology-driven businesses across multiple industries. At Amazon, he led the development and launch of Alexa, an early, innovative and much-loved consumer AI product, and scaled Prime Video globally. Greg has a track record in creating consumer demand, driving growth, and improving operational performance at scale. Following an extensive and thoughtful succession planning process, the Board is confident that Greg is the right leader to deliver Coursera’s next chapter of growth and advance our mission to transform lives through learning.”

Commenting on his appointment, Greg Hart said, “Coursera is a special company with a profound mission, and I am honored to step into the role of CEO. Working closely with our global community of partners, I see tremendous opportunities to deliver even more value to learners seeking to grow their skills in a rapidly changing job market, and to companies looking to upskill their workforce to maintain a competitive advantage. Our foundation is solid, the demand for learning is nearly limitless, and I look forward to working closely with the Board and our highly talented team to drive meaningful innovations, expand access, and accelerate our growth opportunities.”

Ng added, “On behalf of the Board, I want to thank Jeff for his significant contributions to Coursera over the past seven years. Under his leadership, Coursera increased registered learners by more than 100 million, increased revenue by 10x, completed its IPO, and became profitable, all while successfully incorporating new technologies such as Generative AI and navigating the business through the pandemic. He has fostered a deeply passionate workforce dedicated to delivering on our mission. His work has helped to solidify the foundation from which we will continue to build for the future. Together with Jeff, our Board of Directors planned this succession to ensure a seamless leadership transition.”

Jeff Maggioncalda said, “It’s been a privilege to lead Coursera through such an important phase of growth and to empower learners around the world with knowledge and skills to transform their lives. I am incredibly proud of what we accomplished together and confident that Greg will take Coursera to even greater heights. It has been an honor to be part of an exceptionally talented team at Coursera, dedicated to serving the world through learning.”

About Greg Hart

Greg brings over 25 years of international technology-driven leadership, with a strong focus on customer-focused innovation and operational discipline. At Amazon, where he spent 23 years, Greg played a pivotal role in scaling businesses globally. He served as Technical Advisor to founder and CEO Jeff Bezos and was asked to build and lead the Amazon Alexa/Echo organization, overseeing its development from inception through its 2014 launch and beyond, establishing it as a pioneering AI-based consumer product distributed on over 100 million devices. Greg also led Amazon’s Prime Video global business, including the company’s foray into live sports and implementing the live streaming technology on the platform.

From 2020 to 2023, Greg helped Compass, the largest residential real estate brokerage in the US, go public and, as Chief Product Officer, oversaw the completion of the company’s industry-leading technology platform. He later served as Chief Operating Officer, driving operational efficiency and positive free cash flow during a challenging real estate market. He joined the Bose Corporation Board of Directors in December 2024. Greg holds a Bachelor of Arts degree from Williams College and is an inventor or co-inventor on 71 US patents.

Disclosure Information

In compliance with disclosure obligations under Regulation FD, Coursera announces material information to the public through a variety of means, including filings with the Securities and Exchange Commission (“SEC”), press releases, company blog posts, public conference calls, and webcasts, as well as via Coursera’s investor relations website.

About Coursera

Coursera was launched in 2012 by Andrew Ng and Daphne Koller with a mission to provide universal access to world-class learning. It is now one of the largest online learning platforms in the world, with 162 million registered learners as of September 30, 2024. Coursera partners with over 350 leading universities and industry leaders to offer a broad catalog of content and credentials, including courses, Specializations, Professional Certificates, and degrees. Coursera’s platform innovations enable instructors to deliver scalable, personalized, and verified learning experiences to their learners. Institutions worldwide rely on Coursera to upskill and reskill their employees, citizens, and students in high-demand fields such as GenAI, data science, technology, and business. Coursera is a Delaware public benefit corporation and a B Corp.

Contacts

For media: Arunav Sinha, press@coursera.org

For investors: Cam Carey, ir@coursera.org